Exhibit 10.1

1717 Main Street, Suite 5200	James Swent III
Dallas, TX 75201	Chairman, President, and CEO
214-979-9830

December 18, 2018

Michael Howe

82 Crowned Oak Court

Spring, Texas 77381

Dear Michael,

We are pleased to confirm our offer of employment with Southcross Energy Partners GP LLC (the “Company”) as Senior Vice President, Chief Financial Officer. In this capacity you will report directly to the Chairman, President, and Chief Executive Officer and be responsible for the functions of finance, accounting, financial reporting, and tax. Based in Dallas, three days per week, we anticipate that your start date will be on or before January 2, 2019. Below is a summary of the primary components of our offer of employment.

Compensation

•	You will receive a base salary of $14,423.08 paid bi-weekly, which is an annualized salary of $375,000.

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You will be eligible to participate in the Southcross annual bonus plan at a target award level of 75% of base salary. Awards are based on achievement of Company financial, operational and individual goals. Participants in this plan are compensated on a discretionary basis and payment is therefore not guaranteed. You will be eligible to participate in the 2019 plan, pro-rated based upon your date of hire, with payment to be made in the spring of 2020.

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You will accrue Paid Time-Off (PTO) at the accrual rate of 7.692 hours per bi-weekly pay period, which is equivalent to 25 days per year, commencing with your hire date. Your maximum accrued but unused PTO cap is 250 hours.

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You are eligible to receive an initial sign-on bonus in the amount of $95,000.00, less applicable taxes, payable as soon as administratively feasible following your start date. If you voluntarily terminate your employment within twelve (12) months of receiving this bonus, you will be required to repay the full amount.

•	The Company will pay for monthly parking expenses in accordance with Company policy.

Benefits

Southcross provides its employees with a comprehensive and competitive benefit package. Benefits are described in the enclosed Benefit Enrollment Guide. You will be eligible to participate in the Southcross benefit package on the first day of the month following your hire date.

Southcross offers a 401(k) Retirement Plan that provides for immediate vesting of employer contributions. For every dollar that you contribute to the Plan, up to 6% of your pay, Southcross matches 100%. You can contribute from 1% to 100% of your pay, up to the maximum amount allowed under the Internal Revenue Code on a pre-tax basis. The Plan has approximately twenty (20) investment options and is administered by The Principal Group. The Plan can also accept rollover contributions from other qualified plans. We believe the 401(k) Plan can assist you in meeting your savings goals for retirement.

Contingencies

As an officer of the Company, this offer is contingent upon Board of Director approval. Your employment with Southcross is “at will” and may be terminated at any time with or without cause by either the Company or yourself. Furthermore, although the terms and conditions of employment with the Company may change, such changes will not affect the “at will” employment relationship. This statement of the circumstances under which employment can be terminated constitutes the complete understanding between yourself and the Company.

The manner, in which Southcross carries on its business, and the perception of such conduct by our customers, suppliers and the general public, is a critical element in achieving our success. It has always been the policy of Southcross to ensure that all employees conduct business honestly, ethically and in full accordance with the law. Therefore, you will be asked to review and sign our Employee Handbook within the first week upon joining our Company. The Handbook summarizes many of the Company’s policies, standards and expectations.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. As required by the Company, your employment is contingent upon successfully passing a drug screening and background screening.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating this letter below and returning it to us.

On behalf of Southcross Energy Partners GP LLC, we look forward to having you on our team.

Sincerely,

/s/ James Swent III
James Swent III
Chairman, President, and Chief Executive Officer

Enclosures; cc personnel file

Accepted and agreed this 20th day of December, 2018:

/s/ Michael Howe
Michael Howe

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